Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

30 December 2025

Ridgetech, Inc.

5th Floor, Building 6, No. 100, 18th Street Baiyang Sub-district, Qiantang District Hangzhou City, Zhejiang Province People’s Republic of China, 310008

Dear Sir or Madam,

Re: Ridgetech, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s filing of a prospectus supplement (the “Prospectus Supplement”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Company’s shelf registration statement on Form F-3 (File No. 333-291941), as amended (the “Registration Statement”), and supplements to the base prospectus contained therein, which was filed with and declared effective by the Commission on 15 December, 2025 (the “Base Prospectus”). The Prospectus Supplement relates to the offer and sale of an indeterminate number of the Company’s ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), having an aggregate offering price of up to US$200,000,000 (the “Offering”). The Offering is being conducted pursuant to, and subject to the terms and conditions of, the sales agreement dated 29 December 2025 between the Company and AC Sunshine Securities LLC (the “Sales Agreement”). For purposes of this opinion, the terms “Registration Statement”, “Base Prospectus” and “Prospectus Supplement” do not include any other document or agreement, whether or not specifically referred to therein or attached as an exhibit or schedule.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement;

(iv)	the Sales Agreement;

(v)	the Certificate of Incorporation dated 30 March 2021, Certificate of Merger dated 27 July 2021, Certificate of Incorporation on Change of Name dated 28 February 2025 and the Fourth Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution of shareholders of the Company on 25 February 2025 and made effective on 28 May 2025 (the “Constitutional Documents”);

(vi)	the unanimous written resolutions of the directors of the Company dated 3 December 2025 and 28 December 2025 and written resolutions of the ATM pricing committee of the board of directors of the Company dated 28 December 2025 (collectively, the “Resolutions”);

(vii)	a Certificate of Good Standing (the “Certificate of Good Standing”) dated 3 December 2025 and 29 December 2025 issued by the Registrar of Companies in relation to the Company; and

(viii)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items (i) to (iv) above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

(a)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;

(c)	the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and the other documents reviewed by us;

(d)	the legality, validity and binding effect under the laws of the United States of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission, as applicable, prior to, or concurrent with, the sale and or issuance of the Ordinary Shares;

(e)	that the Resolutions were passed by unanimous written resolutions of the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(f)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(g)	that the Company will issue the Ordinary Shares pursuant to the Transaction Documents and in furtherance of its objects as set out in its Constitutional Documents;

(h)	that, upon issuance of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

(i)	that the Company has, and will have, sufficient authorised share capital to effect the issue of the Ordinary Shares at the time of issuance;

(j)	the Company is, and after filling of the Prospectus Supplement will be, able to pay its debts as they become due;

(k)	the issuance and sale of the Ordinary Shares by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof, will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;

(l)	that all necessary corporate action will be taken by or on behalf of the Company to authorise and approve any issuance of the Ordinary Shares, the terms of the Offering and related matters and that a definitive purchase, underwriting or similar agreement and, in each case, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto

(m)	the Company has not taken any action to appoint a restructuring officer;

(n)	there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

(o)	that the Registration Statement (including the Base Prospectus therein) declared effective by the Commission and the Prospectus Supplement, when published, will each be in substantially the same form as those examined by us for purposes of this opinion;

(p)	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

(q)	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

(r)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Ordinary Shares of the Company under the Transaction Documents; and

(s)	the Offering and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market.

3.	QUALIFICATIONS

(a)	We express no opinion with respect to the issuance of Ordinary Shares to any provision of the Transaction Documents that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation of the Company.

(b)	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holders of Ordinary Shares or Preferred Shares in connection with the issue thereof.

(c)	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

(d)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(e)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(f)	This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the issuance of the Ordinary Shares by the Company as described in the Prospectus Supplement and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(a)	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

(b)	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company in accordance with the Constitutional Documents, the Ordinary Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman LLP

/s/ Conyers Dill & Pearman LLP